EXHIBIT 99.1

Company Contact:	Financial Dynamics:
Dick Anderson	Julie Huang (investors)
Chief Financial Officer	Robert Stanislaro (media)
661-775-5302	212-850-5600
danderson@mannkindcorp.com	mnkd@fd-us.com
MANNKIND CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS
- Conference Call to Begin Today at 9:00 a.m. ET -
VALENCIA, Calif., May 5, 2006 — MannKind Corporation (Nasdaq NM: MNKD) today reported financial results for the three months ended March 31, 2006.
For the first quarter of 2006, total operating expenses were $45.1 million, compared with $22.6 million for the first quarter of 2005. Research and development (R&D) expenses increased by $17.3 million to $36.0 million for the first quarter of 2006 compared to the first quarter of 2005, primarily due to increased costs associated with the Company’s expanded clinical development program for Technosphere® Insulin, which is currently in Phase 3 clinical trials in the U.S. and Europe. General and administrative (G&A) expenses increased by $5.1 million to $9.1 million for the first quarter of 2006 compared to the first quarter of 2005 primarily due to an increase in stock compensation expense and increased consulting and various other general and administrative expenses, such as legal and accounting fees.
The net loss applicable to common stockholders for the first quarter of 2006 was $43.6 million, or $0.87 per share based on 49.8 million shares outstanding, compared with a net loss applicable to common stockholders of $22.2 million, or $0.68 per share based on 32.8 million shares outstanding, for the first quarter of 2005.
Cash, cash equivalents and marketable securities were $102.6 million at March 31, 2006 and $145.6 million at December 31, 2005.
“In first quarter of 2006, we announced the initiation of two pivotal Phase 3 clinical trials of Technosphere Insulin in patients with type 1 and type 2 diabetes,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “We expect to initiate our last pivotal trial shortly.”
Hakan Edstrom, President and Chief Operating Officer of MannKind Corporation added, “In April we announced the results of a study that demonstrated that patients with type 1 diabetes using Technosphere Insulin can achieve much lower post meal glucose excursions and comparable levels of HbA1c as patients treated with an injected rapid-acting insulin analog. Our study also found that patients using Technosphere Insulin experienced some weight loss in contrast to the weight gain experienced by patients using the injected rapid-acting insulin analog. Furthermore, after twelve weeks of treatment, pulmonary function did not differ between the two patient groups and there were no incidents of severe hypoglycemia.”
Conference Call
MannKind management will host a conference call to discuss the first quarter results today at 9:00 a.m. Eastern Time. To participate in the call please dial (888) 566-5775 or (210) 839-8503. To listen to the call via the Internet please visit www.mannkindcorp.com. A telephone replay will be accessible for approximately 48 hours following completion of the call by dialing (800) 234-3897 or (402) 220-9689 and entering passcode “MNKD”. The web site replay will be available for fourteen days.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Dick Anderson
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Its lead investigational product candidate, the Technosphere® Insulin System, is currently in phase 3 clinical trials in the U.S. and Europe to study its safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials and product candidates that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, the risk that future safety and efficacy studies may not confirm our past clinical results, risks related to intellectual property matters, difficulties or delays in seeking or obtaining regulatory approval, risks related to manufacturing the Company’s lead product candidate, risks related to competition from other pharmaceutical or biotechnology companies, risks related to the Company’s ability to enter into any collaborations or strategic partnerships or obtain additional financing to support the Company’s operations, risks related to the Company’s ability to meet milestones and other risks detailed in MannKind’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2005 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share
amounts)	Three Months Ended March 31,
	2006	2005
Revenue	$100	$—

Operating expenses:
Research and development	35,950	18,696
General and administrative	9,138	3,951

Total operating expenses	45,088	22,647

Loss from operations	(44,988)	(22,647)
Other income	50	14
Interest income	1,380	472

Loss before provision for income taxes	(43,558)	(22,161)
Income taxes	(1)	(1)

Net loss applicable to common stockholders	$(43,559)	$(22,162)

Net loss per share applicable to common stockholders — basic and diluted	$(0.87)	$(0.68)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	49,787	32,764

MannKind Corporation
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	March 31,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$45,889	$56,037
Marketable securities	56,700	89,597
State research and development tax credit exchange receivable — current	1,044	1,194
Prepaid expenses and other current assets	5,907	3,044

Total current assets	109,540	149,872
Property and equipment — net	80,289	76,183
State research and development tax credit exchange receivable — net of current portion	1,875	2,031
Other assets	287	285

Total	$191,991	$228,371

Liabilities and Stockholders’ Equity
Current liabilities	$24,257	$21,365
Other liabilities	24	29
Stockholders’ equity	167,710	206,977

Total	$191,991	$228,371

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